Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

April 2, 2009

Dear Shareholder:

At its regularly scheduled end of the quarter meeting, the board of directors of Behringer Harvard Opportunity REIT I, Inc. ( the “REIT”) voted to (a) accept requests for redemption of the REIT’s common stock made on circumstances of a shareholder’s death, disability or need for long-term care, (b) reject all other pending redemptions (referred to as “ordinary” redemptions), (c) suspend the share redemption program in respect of ordinary redemptions until further notice and (d) continue to accept, until further notice, redemptions made on circumstances of a shareholder’s death, disability or need for long-term care.

In addition, the board determined to declare and pay distributions quarterly rather than monthly, thus generating significant administrative cost savings to the REIT’s shareholders.  Further, the board determined that, given the unusually volatile economic environment, future distributions will be determined and declared in arrears rather than in advance of the period to which they apply.  This is similar to the method used by listed REITs and other real estate operating companies that are no longer in their offering and acquisition phase.  This new distribution policy enables management and the board to make distribution decisions with greater visibility.

On an annual basis a detailed budget for the REIT’s expenditures is created, which is continually monitored.  Budgeted expenditures for redemptions were based upon redemption rates throughout the REIT’s operating history.  Requests for redemptions during the first quarter alone exceeded the full year’s budgeted amount for redemptions and indicated rapid acceleration toward the share redemption program’s limits.  The proactive measures taken by the REIT’s board will enable the company to retain approximately $25,000,000 of liquidity and cash in 2009, adding strength to the balance sheet and protecting against the uncertainties in the capital markets.

Until now Behringer Harvard Opportunity REIT I, Inc. has experienced a comparatively low level of redemptions relative to its competitors.  However, several large competitor non-listed REITs have reached their limitations on share redemptions or have otherwise elected to suspend shareholder redemption requests.  We believe this has created substantial additional pressure for redemption of shares of Behringer Harvard Opportunity REIT I as a remaining viable source of liquidity.  Management does not believe it fair for our shareholders to bear this disproportionate burden and the related potential negative consequences.

The REIT’s fundamental business plan is predicated upon identifying value added and opportunistic assets that may be enhanced in an effort to realize significant appreciation for its shareholders by either developing, redeveloping, repositioning or otherwise improving the asset.  Furthermore, value-added and opportunistic investment strategies have historically been executed with a combination of both equity and debt capital.  The economic crisis plaguing the domestic and global economy has virtually shut down the availability of debt, making equity capital preservation all the more important in the current recessionary environment.  Accepting redemptions of the magnitude submitted during the first quarter could have a materially negative impact upon the REIT’s ability to realize long-term value from its assets.

15601 Dallas Parkway, Suite 600 Addison, Texas 75001-6026 www.behringerharvard.com
Main:	866.655.3650 (toll-free)
Fax:	866.655.3610 (toll-free)

With the current crisis crippling the domestic and global economies, coupled with the virtual complete paralysis of the credit capital markets, the board believes it would be remiss if it did not take proactive and protective measures to preserve the capital reserves of the REIT.  The board concluded that the decisive measures outlined in this letter are especially prudent given that no one can accurately predict the length or severity of the recession or whether the currently weak economic environment will accelerate into a prolonged state of stagnation.

Several of the most powerful and prominent financial institutions in the world have in recent months either gone out of business, filed for bankruptcy protection or have diluted their ownership to potentially unrecoverable proportions.  These companies were much larger and had greater financial resources than any REIT.  In retrospect, early capital protective measures such as those implemented by the REIT’s board would have been more prudent.  With these actions Behringer Harvard Opportunity REIT I, Inc. has positioned itself for the long-term success of its business and its shareholders.

Although the majority of our shareholders are unaffected by or will applaud the board’s decision to suspend ordinary redemptions and conserve the REIT’s capital, we realize that some who wish to do so will unfortunately be unable to redeem their shares.  With a shareholder base of thousands representing over $530 million of equity investment, it is virtually impossible to accommodate every circumstance.  Redemption requests have historically been made by only a small fraction of shareholders and the board must act in the best interests of the company and it shareholders overall.

Shareholders who have submitted ordinary redemption requests may either rescind their requests or may leave the request with the REIT.  Ordinary redemption requests that remain with the REIT will be processed on a pro rata basis when such redemptions resume in accordance with the share redemption program.

The board will continue to monitor matters relating to the REIT’s share redemption program with the goal to reinstate it when circumstances permit.  During and beyond these historically turbulent and trying economic times we will continue to be proactive and maintain our communications with you, our valued shareholder.

If you have any questions about your investment, please contact your financial advisor or call our investment services line toll-free at 866.655.3650.

Sincerely yours,

Robert M. Behringer

Chairman of the Board

Robert S. Aisner

Chief Executive Officer and President

cc: Your Financial Advisor